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                                                                   EXHIBIT 10.27


                      METROPOLITAN LIFE INSURANCE COMPANY
                    LONG TERM PERFORMANCE COMPENSATION PLAN
         (For performance periods starting on or after January 1, 1997)
                          (Revised as of July 1, 1997)

I.    PURPOSE OF THE PLAN

      -     Align management with policyholders' interests

      - Provide competitive levels of total pay for senior executives for competitive levels of performance

      -     Encourage a long term strategic perspective

      - Encourage/reward performance that supports the Company's long term performance results

      - Attract and promote retention of key executives with long term business perspective

II.   PARTICIPATION

      The Board of Directors will determine the categories of Officers and others eligible to participate in the Plan for each performance period. An individual who becomes a participant in the Plan will participate PRORATA in any performance period then in progress from the effective date of participation. Upon the recommendation of the Chief Executive Officer, the Board of Directors may determine participation on a basis other than proration. Participants' incentive opportunities under the Plan shall not be vested or assignable in any respect.

III.  PERFORMANCE PERIODS

      The period over which long term performance shall be measured is three years. Each performance period will begin on January 1.

IV.   INCENTIVE OPPORTUNITIES AND TARGET DISTRIBUTABLE AMOUNT

      The Nominating and Compensation Committee (the "Committee") will establish the incentive opportunity for each category of Plan participant for each performance period.

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Long Term Performance Compensation Plan                              Page 2 of 3

The schedule of the incentive opportunity for the various categories of participants for the performance period beginning January 1, 1997 is:

                                                      Percent of Average Base Salary
                                                      ------------------------------
                      Title
                      -----
            Chief Executive Officer                               250%
            Senior Executive Vice-President                       185%
            Executive Vice-President                              150%
            Senior Vice-President                                 95%
            Vice-President (Range 034)                            65-85%
                  (based on  market practice)

            Chief Executive Officer of
              Designated Subsidiary                               *

            * The CEO of a participating subsidiary may be eligible at either the Executive Vice-President or Senior Vice-President level, depending on market considerations.

      The incentive opportunity ($) for each participant is determined by multiplying the applicable percentage for the individual by the individual's average base salary over the performance period. If the participant was not an employee of the Company or a subsidiary at the beginning of the performance period, the Committee, at the Chief Executive Officer's recommendation, will determine in its discretion, the appropriate incentive opportunity.

      For purposes of determining the amount of incentive for distribution, the target distributable amount for any performance period is equal to the total of the incentive opportunities of all individuals participating in that performance period.

      Where an individual changes participation categories during a performance period, incentive opportunities are prorated accordingly.

V.    GUIDELINES FOR DETERMINING CORPORATE PERFORMANCE

      At the beginning of each performance period, the Nominating and Compensation Committee will determine the measures and specific goals for that plan period. The measures for the Long Term Plan will include both financial and strategic business goals against which corporate performance will be measured.
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Long Term Performance Compensation Plan                              Page 3 of 3

      Performance assessment at the end of each period will consider achievement of established goals. In addition to performance as measured against these goals, the overall assessment will involve the broad discretion and judgment of the Committee and may take into account changes in corporate strategy and in the market, economic, tax and regulatory environment during the performance period. The Committee will determine a corporate performance percentage which may vary between 0% and 200%.


VI.   AWARDS

      Following the end of each performance period the Committee will determine the amount which may be awarded to the participants with respect to such period. Such amount will be the target distributable amount multiplied by the corporate performance percentage. The Committee will recommend individual awards to the Board. These awards will generally be equal to the participant's incentive opportunity multiplied by the corporate performance percentage. However, line of business performance, changes in an individual's responsibilities, or individual performance may be taken into account when determining individual awards. The Committee has discretion in determining the amount of any recommended award, may decline to recommend an award, and may modify the time of payment of any award.

      No amount shall become payable unless it is approved by the Board in its discretion and no award may be made unless the participant was an employee of the Company or a subsidiary at the end of the performance period or died, retired or became totally disabled during such period while such an employee.

      A participant who retires, dies or becomes totally disabled while such an employee during the course of a performance period may be granted for such performance period, at the discretion of the Board, a pro rata portion of the full award that would have been payable if such event had not occurred, or at the recommendation of the Chief Executive Officer, an award may be recommended on other than a prorata basis.

      Awards under the Plan will not be taken into account for purposes of determining the level of Insurance and Retirement benefits and contributions to the Savings and Investment Plan.

VII.  ROLE OF THE COMMITTEE

      The Committee exercises overall responsibility and has broad discretion with respect to all aspects of the Plan and for performance assessment.


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